Exhibit 99.2

EXCO Resources, Inc. 12377 Merit Drive·Suite 1700·Dallas, Texas 75251 Phone (214) 368-2084·Fax (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES UPCOMING

INVESTOR PRESENTATION

DALLAS, TEXAS, July 11, 2011…As previously announced, the Special Committee of the Board of Directors of EXCO Resources, Inc. (NYSE: XCO) has terminated its review of strategic alternatives to maximize shareholder value. In light of this development, EXCO intends to release after market close on Tuesday, July 12, 2011, updated investor materials including financial, operating and reserve information. EXCO will host a conference call on Wednesday, July 13, 2011, at 10:00 a.m. (Dallas time) to discuss the contents of this release and respond to questions. Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID #82762005. The conference call will also be webcast on EXCO’s website at www.excoresources.com under the Investor Relations tab.

Douglas H. Miller, Chairman and Chief Executive Officer of EXCO Resources commented, “The proposal initiated by me in 2010 assumed an all-equity financed transaction. Due to the length of the process, current market conditions, including volatility in natural gas prices, and other factors, I was unable to obtain or retain sufficient equity investments to complete the process. I could possibly have completed the financing with debt, however I believe such an approach would not have been in the best interest of the Company. EXCO is continuing its outstanding growth record. During the duration of the process, we grew production by 55% and made three acquisitions totaling approximately $385 million consisting primarily of undrilled acreage. These strategic acquisitions increased our revenue interest in certain existing Haynesville/Bossier Shale locations and added approximately 900 gross undrilled locations in the Marcellus Shale. We are finalizing our production and financial targets for the remainder of the year, however we currently expect full year 2011 annual production growth of approximately 60% as compared to 2010. I appreciate the support and dedication of our management team and employees during the process and look forward to EXCO’s continued growth.”

About EXCO Resources, Inc.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in East Texas, North Louisiana, Appalachia and West Texas.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

Forward-Looking Statements

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission. EXCO does not undertake any obligation to publicly update or revise any forward-looking statements.